BLOGGERWAVE LAUNCHES NEW CORPORATE WEBSITE

MOUNTAIN VIEW, Calif., March 4, 2010 – Bloggerwave Inc. (“Bloggerwave”) (OTCBB: BLGW.OB), a commercial blogging company, today announced it has launched a corporate website especially created for shareholders and potential investors.

The new website, www.bloggerwaveinc.com, exists in tandem with Bloggerwave’s main website www.bloggerwave.com, which serves clients and bloggers.

“We launched the new corporate site as an information and news source for our investors and company shareholders,” says Bloggerwave Director Ulrik Svane Thomsen. “On the site, they can get the latest company news, download investment information, read about Bloggerwave’s niche market, and learn about the members of our Management Team. It’s all part of our efforts to be open and transparent to all those who have a vested interest in our company.”

About Bloggerwave
Bloggerwave helps its corporate clients harness the power of the Internet by leveraging the power and credibility of blogs to promote products and services.  It connects clients directly with thousands of pre-approved bloggers around the globe, giving the bloggers the opportunity to write about and review specific products or services and promote the company’s website. Once a company is blogged about, it increases its Internet buzz, credibility, site hits, ranking on search engines –and ultimately, its bottom line. Bloggerwave has shot to the top in just three years of operation, achieving status as the No. 1 company of its kind in Europe and 3rd in the U.S. market. Bloggerwave is now focusing on becoming the best among its U.S. competitors.  It has offices in Europe and the United States and a virtual presence worldwide.

Forward Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements; projected events in this press release may not occur due to unforeseen circumstances, various factors, and other risks identified in a company's annual report on Form 10-K and other filings made by such company.

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For more information about Bloggerwave Inc. visit www.bloggerwaveinc.com or contact Stanley Wunderlic